UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 31, 2006

AROTECH CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23336 (Commission File Number)	95-4302784 (IRS Employer Identification No.)

354 Industry Drive, Auburn, Alabama (Address of Principal Executive Offices)		36830 (Zip Code)

Registrant’s telephone number, including area code:	(334) 502-9001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Potential persons who are to respond to the collection ofinformation contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the terms of our senior secured notes due March 31, 2008 (the “Notes”), we are obligated to repay the principal amount of the Notes over the term of the Notes, with the principal amount being amortized in twelve payments payable at our option in cash and/or by requiring the conversion of a portion of the Notes into shares of our common stock, provided certain conditions are met.

In this connection, we elected on December 23, 2005 to make the first payment of $1,458,333.34, which was due on January 31, 2006, by requiring the conversion of a portion of the Notes into shares of our common stock. Pursuant to the terms of the Notes, the price used to determine the number of shares to be issued upon such conversion was calculated using an 8% discount to the average trading price of our common stock during 17 of the 20 consecutive trading days ending two days before the installment payment date. This calculation resulted in a volume weighted average price of $0.4199, which after application of the 8% discount resulted in a discounted price of $0.3863 per share (a total of 3,775,134 shares of our common stock after rounding).

The Notes further provide that within two trading days after we send notice of an election to convert a portion of the Notes into shares of our common stock, we must issue to the holders of our Notes a number of shares of our common stock equal to the quotient of (x) the amount of the Note being paid in stock, divided by (y) the conversion price of $1.00 per share, rounded up to the nearest whole share of common stock. Accordingly, on December 29, 2005, we issued an aggregate of 1,458,335 shares of our common stock to the holders of the Notes.

The remaining shares issuable upon such conversion were required to be issued by the installment payment date of January 31, 2006. Accordingly, on January 31, 2006, we issued an aggregate of 2,316,799 additional shares of our common stock to the holders of the Notes. Subsequent to this issuance, we had 89,154,844 shares of common stock issued and outstanding.

We issued the above securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuance of these securities was without the use of an underwriter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)

	By:	/s/ Robert S. Ehrlich
Name: Robert S. Ehrlich
Title: Chairman and CEO
Dated: February 6, 2006